AEGIS VALUE FUND, INC.
(A MARYLAND STOCK CORPORATION)
ARTICLES OF INCORPORATION
DATED OCTOBER 21, 1997

     FIRST: The undersigned William S. Berno, Paul Gambal and Scott L. Barbee, whose address is 1100 North Glebe Road, Suite 1040, Arlington, Virginia 22201, being at least eighteen years of age, do hereby form a corporation under the laws of the State of Maryland.

     SECOND:  The name of the corporation is Aegis Value Fund, Inc.

     THIRD:  The purposes for which the corporation is formed are as follows:
To operate as an open-end diversified investment company registered under the Investment Company Act of 1940, and to conduct such other business as its corporate bylaws may allow.

     FOURTH: The post office address of the principal office of the corporation in Maryland is 17521 Shenandoah Court, Ashton, Maryland 20861.

     FIFTH: The name and post office address of the resident agent of the corporation in Maryland are: Mr. Thomas C. Roberts, 17521 Shenandoah Court, Ashton, Maryland 20861.

     SIXTH: The corporation has the authority to issue One Hundred Million shares at $0.001 par value per share.

     SEVENTH: The number of directors of the corporation shall be five (5) which number may be increased or decreased pursuant to the bylaws of the corporation, and so long as there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number of stockholders, and the names of the directors who shall act until the first meeting of directors or until their successors are duly chosen and qualified are William S. Berno, Scott L. Barbee, Eskander Matta, Edward P. Faberman and William R. Morris, III.

     EIGHTH: IN WITNESS WHEREOF, I have signed these Articles and acknowledge the same to be my act.

SIGNATURES
William S. Berno
Paul Gambal
Scott L. Barbee

October 21, 1997